Contact: James Gherardi Corporate Communications 312-394-7417 Media Hotline James.Gherardi@exeloncorp.com FOR IMMEDIATE RELEASE Exelon Corporation Announces Chief Legal Officer and Corporate Secretary Appointment Gayle Littleton, Executive Vice President, Chief Legal Officer and Corporate Secretary to Depart Exelon; Executive Vice President Colette D. Honorable to be Named Chief Legal Officer and Corporate Secretary CHICAGO, Dec. 3, 2024 – Exelon Corp. (Nasdaq: EXC) announced today that it is consolidating the executive leadership team, with Gayle Littleton stepping down as Executive Vice President, Chief Legal Officer and Corporate Secretary, effective Jan. 1, and assuming the role of Special Advisor to the CEO until March 31. Colette Honorable will assume responsibility for the Legal Department in an expanded role and will be named Chief Legal Officer and Corporate Secretary. Honorable, currently Executive Vice President, Public Policy and Chief External Affairs Officer, will continue leading federal policy, regulatory affairs, and corporate giving for Exelon. Littleton joined Exelon in 2020 and led the transactional work and regulatory approvals required for the 2022 historic separation of Exelon’s generation and retail power business from its utility business, and she was responsible for the company’s response to ComEd’s deferred prosecution agreement with the U.S. Department of Justice, successfully resolving related government investigations and significant litigation. She also has led Exelon’s litigation at the Federal Energy Regulatory Commission on the regulatory treatment of data centers that co-locate at generating stations. “Gayle Littleton’s leadership and achievements, development of the Legal Department, and dedication to the company have positioned Exelon for the future, and I thank her for playing a vital role in the company we are today,” said Exelon President and CEO Calvin Butler. “Colette Honorable’s expanded role leading Exelon’s legal and federal policy efforts will advance our critical work with stakeholders, advocating for our customers and communities in every jurisdiction we serve.”     Since joining Exelon in 2023, Honorable has led Exelon’s work in policy and regulatory affairs, expanding advocacy efforts with policy makers, community leaders and partners. Before joining Exelon in September 2023, Honorable was a partner and member of the Executive Committee at global law firm Reed Smith LLP. As leader of the firm’s energy regulatory group, she provided strategic counsel to Fortune 500 energy companies, investor-owned utilities, renewable energy, and technology companies on a range of areas, from mitigating the impacts of climate change to environmental justice and inclusion strategies.

Honorable served as a FERC Commissioner from January 2015 through June 2017, and she is a past president and chairman of the board of the National Association of Regulatory Utility Commissioners (NARUC). Honorable served as Commissioner and Chairman of the Arkansas Public Service Commission from 2006 to 2014 and previously held several legal and executive roles in state government including civil litigation, consumer protection, workforce and legal services roles. Honorable is active in several industry organizations, including The Economic Club of Washington, DC, the Executive Leadership Council, the American Association of Blacks in Energy, the Energy Bar Association, the Women's Council on Energy and the Environment and the Women's Energy Resource Council. She serves on the National Academies’ Board of Energy and Environmental Systems and is an Ambassador for the Clean Energy Education & Empowerment Initiative. She is also vice chair of the Energy Regulators Regional Association’s Strategic Advisory Board, an inaugural member of the William Jefferson Clinton School of Public Service Advisory Board, a senior fellow at the Bipartisan Policy Center and a global advisory board member with the Energy Futures Initiative. Honorable is a life member of Alpha Kappa Alpha Sorority, Incorporated. # # # Exelon (Nasdaq: EXC) is a Fortune 200 company and the nation’s largest utility company, serving more than 10.5 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO, and Pepco. Exelon’s 20,000 employees dedicate their time and expertise to supporting our communities through reliable, affordable and efficient energy delivery, workforce development, equity, economic development and volunteerism. Follow @Exelon on X and LinkedIn.